Contact:

Anita Ho
Acting Chief Financial Officer
Alliance Fiber Optic Products, Inc.	October 21, 2010
Phone: 408-736-6900 x168

AFOP REPORTS THIRD QUARTER 2010 FINANCIAL RESULTS
WITH RECORD REVENUE AND RECORD PROFITS

Sunnyvale, CA – October 21, 2010 - Alliance Fiber Optic Products, Inc. (Nasdaq CM: AFOP), an innovative supplier of fiber optic components, subsystems and integrated modules for the optical network equipment market, today reported its financial results for the third quarter ended September 30, 2010.

Revenues for the third quarter of 2010 totaled $13,276,000, a 91% increase from revenues of $6,951,000 reported in the third quarter of 2009 and 10% increase from revenues of $12,086,000 reported in the previous quarter. Operating income for the third quarter of 2010 rose to $2,210,000, compared with $115,000 in the year ago quarter and $1,574,000 in previous quarter. Net income for the third quarter of 2010 rose to $2,064,000, or $0.24 per share based on 8.6 million shares outstanding, compared to $1,606,000, or $0.19 per share based on 8.5 million shares outstanding, for the second quarter of 2010. This compares to net income for the third quarter of 2009 of $271,000, or $0.03 per share based on 8.4 million shares outstanding.

Included in expenses for the quarter ended September 30, 2010 was $87,000 of stock-based compensation. Stock-based compensation charges included in expenses for the quarter ended September 30, 2009 and the quarter ended June 30, 2010 were $29,000 and $51,000, respectively.

Peter Chang, President and Chief Executive Officer, commented, “We are very pleased with the financial performance and progress AFOP has made in the quarter ended September 30, 2010. With continued sequential quarterly revenue growth, our gross margin improved to above 35%, and we delivered record quarterly sales and generated record quarterly profits in the quarter once again. In addition, operating income for the first nine months of this year has already reached a record of $4.2 million.”

“Looking forward, we still expect sales in the remaining quarter of 2010 to show a significant increase on a year over year basis and result in another record year for AFOP in both revenue and profits,” concluded Mr. Chang

Conference Call
Management will host a conference call at 1:30 p.m. Pacific Time on October 21, 2010 to discuss AFOP’s third quarter 2010 financial results. To participate in AFOP’s conference call, please call 877-675-3572 at least ten minutes prior to the call in order for the operator to connect you. The confirmation number for the call is 14584790. AFOP will also provide a live webcast of its third quarter 2010 conference call at AFOP’s website, www.afop.com. An audio replay will be available until November 21, 2010. The dial in number for the replay is 800-642-1687 or 706-645-9291. The replay conference ID is 14584790.

About AFOP
Founded in 1995, Alliance Fiber Optic Products, Inc. designs, manufactures and markets a broad range of high performance fiber optic components and integrated modules. AFOP's products are used by leading and emerging communications equipment manufacturers to deliver optical networking systems to the long-haul, enterprise, metropolitan and last mile access segments of the communications network. AFOP offers a broad product line of passive optical components including interconnect systems, couplers and splitters, thin film CWDM and DWDM components and modules, optical attenuators, and micro-optics devices. AFOP is headquartered in Sunnyvale, California, with manufacturing and product development capabilities in the United States, Taiwan and China. AFOP's website is located at http://www.afop.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to our expectations regarding future revenue, profit and operating income levels, our beliefs regarding business conditions, our customer base, our product portfolio, and our expectations regarding future sales, are forward looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to general economic conditions and trends, the impact of competitive products and pricing, timely introduction of new technologies, timely design acceptance by our customers, the acceptance of new products and technologies by our customers, customer demand for our products, the timing of customer orders, loss of key customers, ability to ramp new products into volume production, the costs associated with running our operations, industry-wide shifts in supply and demand for optical components and modules, industry overcapacity, failure of cost control initiatives, financial stability in foreign markets, and other risks detailed from time to time in our SEC reports, including AFOP's quarterly report on Form 10-Q for the quarter ended June 30, 2010. These forward-looking statements speak only as of the date hereof. AFOP disclaims any intention or obligation to update or revise any forward-looking statements.

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Share and per share amounts reflect a 1-for-5 reverse split of the outstanding common stock effected on August 27, 2010.

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	Sept. 30,	Dec. 31,
	2010	2009
ASSETS	(Unaudited)
Current assets:
Cash and short-term investments	$43,104	$40,493
Other current asset	-	1,778
Accounts receivable	8,072	4,952
Inventories	7,122	4,984
Other current assets	808	515
Total current assets	59,106	52,722

Property and equipment, net	6,846	4,434
Other assets	164	233
Total assets	$66,116	$57,389

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,491	$3,701
Accrued expenses	4,487	3,822
Current portion of bank loan	97	114
Total current liabilities	11,075	7,637

Long-term liabilities	798	813
Total liabilities	11,873	8,450

Stockholders' equity	54,243	48,939
Total liabilities and stockholders' equity	$66,116	$57,389

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	Sep. 30	Jun. 30	Sep. 30	Sep. 30	Sep. 30
	2010	2010	2009	2010	2009
Revenues	$13,276	$12,086	$6,951	$33,768	$22,317

Cost of revenues	8,563	8,035	4,686	22,309	15,353
Gross profit	4,713	4,051	2,265	11,459	6,964

Operating expenses:
Research and development	882	870	721	2,461	2,212
Sales and marketing	643	636	530	1,840	1,741
General and administrative	978	971	899	2,882	2,514
Total operating expenses	2,503	2,477	2,150	7,183	6,467

Income from operations	2,210	1,574	115	4,276	497

Interest and other income, net	102	106	176	358	570
Net income before tax	$2,312	$1,680	$291	$4,634	$1,067

Income tax	248	74	20	323	62
Net income	$2,064	$1,606	$271	$4,311	$1,005

Net income per share:
Basic	$0.24	$0.19	$0.03	$0.51	$0.12
Diluted	$0.23	$0.18	$0.03	$0.49	$0.12

Weighted average shares outstanding:
Basic	8,575	8,541	8,433	8,537	8,418
Diluted	8,826	8,744	8,547	8,734	8,442

Included in costs and expenses above:
Stock based compensation charges

Cost of revenue	$28	$22	$12	$62	$37
Research and development	11	7	6	23	17
Sales and marketing	13	6	1	23	7
General and administrative	35	16	10	63	18
Total	$87	$51	$29	$171	$79